Exhibit 99.1

Bristol Myers Squibb Reports Third Quarter Financial Results for 2022
•Reports Third Quarter Revenues of $11.2 Billion
•Delivers Strong Revenue Growth of 8% from In-Line Products and New Product Portfolio; or 13% When Adjusted for Foreign Exchange
•Posts Third Quarter Earnings Per Share of $0.75 and Non-GAAP EPS of $1.99; Includes Net Increase of $0.02 Per Share for GAAP and Non-GAAP EPS Due to Acquired IPRD1 Charges and Licensing Income
•Bolsters New Product Portfolio with FDA Approval for SotyktuTM, a First-in-Class TYK2 inhibitor for Adults with Moderate-to-Severe Plaque Psoriasis
•Continues to Progress Product Pipeline with Significant Regulatory and Clinical Milestones
•Completes Acquisition of Turning Point Therapeutics, Expanding Precision Oncology Portfolio
•Adjusts 2022 GAAP EPS Guidance; Reaffirms Non-GAAP EPS Guidance

(NEW YORK, October 25, 2022) – Bristol Myers Squibb (NYSE:BMY) today reports results for the third quarter of 2022, which reflect strong in-line and new product portfolio growth.

“Our strong results reflect growth of our in-line and new product portfolios,” said Giovanni Caforio, M.D., board chair and chief executive officer, Bristol Myers Squibb. “Our teams continue to progress our pipeline and achieve significant regulatory and clinical milestones, including the approval of Sotyktu, a first-in-class, TYK2 inhibitor, to treat moderate to severe plaque psoriasis. Our nine new product launches over the last three years including three first-in-class launches this year, combined with progress in our robust and diverse product pipeline, have built a strong foundation for our company. Combined with our financial strength and talented employees, Bristol Myers Squibb is well positioned for growth and to advance new medicines for patients.”
1 Acquired IPRD refers to certain in-process research and development ("Acquired IPRD") charges resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights.

Third Quarter
$ amounts in millions, except per share amounts	2022	2021	Change	Change
				Excl. F/X
Total Revenues	$11,218	$11,624	(3)%	0%
Earnings Per Share - GAAP*	0.75	0.69	9%	N/A
Earnings Per Share - Non-GAAP*	1.99	1.93	3%	N/A

* GAAP and non-GAAP earnings per share include the net impact of Acquired IPRD charges and licensing income which increased by $0.02 per share in the third quarter of 2022 compared to a reduction of ($0.09) per share in the third quarter of 2021.

THIRD QUARTER FINANCIAL RESULTS

All comparisons are made versus the same period in 2021 unless otherwise stated.

•Bristol Myers Squibb posted third quarter revenues of $11.2 billion, a decrease of 3%, driven by recent LOE products (primarily Revlimid) and foreign exchange impacts, partially offset by in-line products (primarily Eliquis and Opdivo) and our new product portfolio (primarily Opdualag, Abecma and Reblozyl). When adjusted for foreign exchange impacts, third quarter revenues remained consistent. Our in-line and new product portfolio increased 8% to $8.6 billion, or 13% when adjusted for foreign exchange impacts.
•U.S. revenues increased 9% to $7.9 billion in the quarter. International revenues decreased 24% to $3.3 billion in the quarter. When adjusted for foreign exchange impacts, international revenues decreased 14%, primarily due to lower demand of Revlimid as a result of generic erosion, partially offset by in-line products (primarily Opdivo) and our new product portfolio.
•Gross margin decreased from 80.3% to 79.0% and on a non-GAAP basis, decreased from 81.1% to 79.8% in the quarter primarily due to product mix, partially offset by foreign exchange impacts and related hedging settlements.
•Marketing, selling and administrative expenses increased 8% to $1.9 billion in the quarter, primarily due to higher costs to support new product launches and cash settlement of Turning Point Therapeutics, Inc. ("Turning Point") unvested stock awards, partially offset by foreign exchange impacts. On a non-GAAP basis, marketing, selling and administrative expenses increased 4% to $1.9 billion primarily due to higher investments to support new product launches, partially offset by foreign exchange impacts.
•Research and development expenses decreased 19% to $2.4 billion in the quarter, primarily due to an in-process research and development (IPRD) impairment charge in 2021, timing of clinical development spend and foreign exchange impacts, partially offset by cash settlement of

Turning Point unvested stock awards. On a non-GAAP basis, research and development expenses decreased 5% to $2.3 billion in the quarter primarily due to timing of clinical development spend and foreign exchange impacts.
•Acquired IPRD decreased from $271 million in the same period a year ago to $30 million in the current quarter. Acquired IPRD in the current quarter is related to the GentiBio licensing transaction. Acquired IPRD in the same period a year ago was primarily related to the Agenus licensing transaction ($200 million).
•Amortization of acquired intangible assets decreased 5% to $2.4 billion in the quarter, primarily due to a change in the expected expiration of the market exclusivity period for Pomalyst to the first quarter of 2026.
•The GAAP effective tax rate changed from 28.0% to 27.2% in the quarter and non-GAAP effective tax rate changed from 14.6% to 16.9% in the quarter due to changes in previously estimated annual effective tax rates due to jurisdictional earnings mix.
•The company reported net earnings attributable to Bristol Myers Squibb of $1.6 billion, or $0.75 per share, in the third quarter, compared to $1.5 billion, or $0.69 per share, for the same period a year ago. In addition to the items discussed above, the results include the impact of fair value adjustments on equity investments in both periods.
•The company reported non-GAAP net earnings attributable to Bristol Myers Squibb of $4.3 billion, or $1.99 per share, in the third quarter, compared to non-GAAP net earnings of $4.3 billion, or $1.93 per share, for the same period a year ago.
•In addition to the items discussed above, the earnings per share results in the current period include the impact of lower weighted-average common shares outstanding.

Beginning with the first quarter of 2022, significant R&D charges or other income resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights are no longer excluded from non-GAAP results. These R&D charges that were previously specified are now presented in a new financial statement line item labeled Acquired IPRD. GAAP and non-GAAP earnings per share include the net impact of Acquired IPRD charges and licensing income which increased by $0.02 per share in the third quarter of 2022 compared to a reduction of ($0.09) per share in the third quarter of 2021. For purposes of comparability, the non-GAAP financial results for the third quarter of 2021 have been updated to reflect this change. A discussion of the non-GAAP financial measures is included under the “Use of Non-GAAP Financial Information” section.

THIRD QUARTER PRODUCT REVENUE HIGHLIGHTS

$ amounts in millions
Product	Quarter Ended September 30, 2022	Quarter Ended September 30, 2021	% Change from Quarter Ended September 30, 2021	% Change from Quarter Ended September 30, 2021 (Excl. F/X Impact)
In-Line Products
Eliquis	$2,655	$2,413	10%	16%
Opdivo	$2,047	$1,905	7%	13%
Pomalyst/Imnovid	$886	$851	4%	8%
Orencia	$883	$870	1%	5%
Sprycel	$560	$551	2%	7%
Yervoy	$523	$515	2%	7%
Empliciti	$73	$82	(11)%	(5)%
Mature and Other Products**	$441	$480	(8)%	(4)%
Total In-Line Products Revenue	$8,068	$7,667	5%	10%
New Product Portfolio
Reblozyl	$190	$160	19%	22%
Abecma	$107	$71	51%	59%
Zeposia	$69	$40	73%	83%
Breyanzi	$44	$30	47%	50%
Inrebic	$21	$22	(5)%	0%
Onureg	$32	$21	52%	57%
Opdualag	$84	—	N/A	N/A
Camzyos	$5	—	N/A	N/A
Sotyktu	$1	—	N/A	N/A
Total New Product Portfolio Revenue	$553	$344	61%	66%
Total In-Line Products and New Product Portfolio Revenue	$8,621	$8,011	8%	13%
Recent LOE Products
Revlimid	$2,420	$3,347	(28)%	(27)%
Abraxane	$177	$266	(33)%	(32)%
Total Recent LOE Products Revenue	$2,597	$3,613	(28)%	(27)%
Total Revenue	$11,218	$11,624	(3)%	0%
** Includes over-the-counter (OTC) products, royalty revenue and other mature products.

NINE-MONTH PRODUCT REVENUE HIGHLIGHTS

$ amounts in millions
Product	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021	% Change from Nine Months Ended September 30, 2021	% Change from Nine Months Ended September 30, 2021 (Excl. F/X Impact)
In-Line Products
Eliquis	$9,101	$8,091	12%	17%
Opdivo	$6,033	$5,535	9%	13%
Pomalyst/Imnovid	$2,620	$2,478	6%	9%
Orencia	$2,551	$2,442	4%	7%
Sprycel	$1,587	$1,562	2%	6%
Yervoy	$1,563	$1,481	6%	10%
Empliciti	$225	$253	(11)%	(6)%
Mature and Other Products**	$1,338	$1,459	(8)%	(5)%
Total In-Line Products Revenues	$25,018	$23,301	7%	11%
New Product Portfolio
Reblozyl	$518	$400	30%	32%
Abecma	$263	$95	*	*
Zeposia	$171	$86	99%	*
Breyanzi	$127	$47	*	*
Inrebic	$62	$54	15%	17%
Onureg	$87	$48	81%	85%
Opdualag	$148	—	N/A	N/A
Camzyos	$8	—	N/A	N/A
Sotyktu	$1	—	N/A	N/A
Total New Product Portfolio Revenues	$1,385	$730	90%	94%
Total In-Line Products and New Product Portfolio Revenues	$26,403	$24,031	10%	14%
Recent LOE Products
Revlimid	$7,718	$9,493	(19)%	(18)%
Abraxane	$632	$876	(28)%	(27)%
Total Recent LOE Products Revenues	$8,350	$10,369	(19)%	(18)%
Total Revenue	$34,753	$34,400	1%	4%
*In excess of +100%
**Includes over-the-counter (OTC) products, royalty revenue and other mature products.

REVENUE HIGHLIGHTS

In-Line Products
Revenues for in-line products in the third quarter were $8.1 billion compared to $7.7 billion in the prior year period, representing an increase of 5% or 10% when adjusted for foreign exchange. In-line products revenue was largely driven by:
•Eliquis revenues grew 10% compared to the prior year period. U.S. revenues were $1.7 billion compared to $1.3 billion in the prior year period, representing an increase of 31% driven primarily by demand growth and favorable gross to net adjustments. International revenues were $926 million compared to $1.1 billion in the prior year period, representing a decrease of 16% driven by foreign exchange impacts and lower average net selling prices. When adjusted for foreign exchange impacts, Eliquis' international revenues declined 2%.
•Opdivo revenues increased 7% compared to the prior year period. U.S. revenues were $1.2 billion compared to $1.1 billion in the prior year period, representing an increase of 17% driven by higher demand across multiple indications, including Opdivo plus Yervoy-based combinations for non-small cell lung cancer, Opdivo plus Cabometyx® combination for kidney cancer, and Opdivo-based therapies for various gastric, bladder and esophageal cancers, partially offset by declining second-line eligibility across tumors and increased competition. International revenues were $804 million compared to $843 million in the prior year period, representing a decrease of 5% driven by foreign exchange impacts, partially offset by higher demand as a result of launches for additional indications and core indications. When adjusted for foreign exchange impacts, Opdivo's international revenues increased 8%.

New Product Portfolio
•New product portfolio revenues grew to $553 million compared to $344 million in the prior year period, representing growth of 61% driven by the launch of Opdualag and higher demand for Abecma and Reblozyl. Excluding foreign exchange, new product portfolio revenues grew 66%.

Recent LOE Products
•Revlimid revenues declined by 28% compared to the prior year period. U.S. revenues decreased 6% to $2.2 billion as compared to the prior year period primarily driven by lower demand as a result of generic erosion. International revenues were $250 million compared to $1.0 billion in the prior year period, representing a decrease of 76% driven by lower demand as a result of generic erosion and to a lesser extent, foreign exchange impacts.

PRODUCT AND PIPELINE UPDATE
Cardiovascular

Category	Asset	Milestone
Regulatory	Camzyos® (mavacamten)
The U.S. Food and Drug Administration (FDA) has accepted our supplemental new drug application for Camzyos for an expanded indication for the treatment of adults with symptomatic New York Heart Association class II-III obstructive hypertrophic cardiomyopathy to improve functional capacity, improve symptoms and reduce the need for septal reduction therapy. The FDA assigned a Prescription Drug User Fee Act goal date of June 16, 2023.

Clinical & Research	Milvexian
Phase 2 AXIOMATIC-SSP trial showed that milvexian had an approximate 30% relative risk reduction in recurrent symptomatic ischemic strokes (accepted regulatory endpoint) and favorable safety profile in three arms compared to placebo when used in combination with background dual antiplatelet therapy in patients with an acute non-cardioembolic ischemic stroke or transient ischemic attack. The primary objective of this trial was to detect a dose response for the composite endpoint of symptomatic ischemic stroke + MRI detected covert brain infarction across a 16-fold dose range; a dose response was not observed for the composite endpoint. The trial was conducted by The Bristol Myers Squibb-Janssen Collaboration.

Oncology

Category	Asset	Milestone
Regulatory	OpdualagTM (nivolumab and relatlimab-rmbw)
The European Commission (EC) approved the fixed-dose combination of Opdualag for the first-line treatment of advanced (unresectable or metastatic) melanoma in adults and adolescents 12 years of age and older with tumor cell PD-L1 expression < 1%. The EC’s decision is based upon an exploratory analysis of results from the Phase 2/3 RELATIVITY-047 trial.

Clinical & Research	Opdivo® (nivolumab)
Phase 3 CheckMate -76K trial evaluating Opdivo as a single agent in the adjuvant setting in patients with completely resected stage IIB/C melanoma met its primary endpoint and demonstrated a statistically significant and clinically meaningful benefit in recurrence-free survival versus placebo at a pre-specified interim analysis.

Part A of the Phase 3 CheckMate –914 trial, evaluating Opdivo plus Yervoy as an adjuvant treatment for patients with localized renal cell carcinoma who have undergone full or partial removal of the kidney and who are at moderate or high risk of relapse, did not meet the primary endpoint of disease-free survival as assessed by Blinded Independent Central Review. The safety profile was consistent with previously reported studies of the Opdivo plus Yervoy combination in solid tumors.

Hematology

Category	Asset	Milestone
Clinical & Research	Abecma® (idecabtagene vicleucel)
Positive topline results from the Phase 3 KarMMa-3 trial showed treatment with Abecma compared to standard combination regimens in adults with relapsed and refractory multiple myeloma after two to four prior lines of therapy and refractory to the last regimen met its primary endpoint of demonstrating a statistically significant improvement in progression-free survival. Treatment with Abecma also showed an improvement in the key secondary endpoint of overall response rate compared to standard regimens. The trial was conducted with 2seventy bio (NASDAQ:TSVT).

Immunology

Category	Asset	Milestone
Regulatory	Sotyktu™ (deucravacitinib)
The FDA approved Sotyktu, a first-in-class, oral, selective, allosteric tyrosine kinase 2 (TYK2) inhibitor, for the treatment of adults with moderate-to-severe plaque psoriasis who are candidates for systemic therapy or phototherapy.
In addition, Japan’s Ministry of Health, Labour and Welfare approved Sotyktu for the treatment of patients with plaque psoriasis, generalized pustular psoriasis, or erythrodermic psoriasis, who have had an inadequate response to conventional therapies. The approvals are based on results from the pivotal Phase 3 POETYK PSO-1 and POETYK PSO-2 clinical trials.

Clinical & Research	Sotyktu
Two-year results from the POETYK PSO long-term extension trial demonstrated that clinical efficacy was maintained with continuous Sotyktu treatment in adult patients with moderate-to-severe plaque psoriasis.

Zeposia® (ozanimod)
New post hoc analyses from the Phase 3 True North trial evaluating duration of response following continuous Zeposia treatment for up to one year and following treatment interruption in patients with moderately to severely active ulcerative colitis showed that Zeposia prevents disease relapse over one year of continuous treatment and maintains disease control even in the event of temporary interruption.

Business Development
•In August, the company announced that it had completed its acquisition of Turning Point in an all-cash transaction. Through the transaction, the company gained repotrectinib, a next-generation, potential best-in-class tyrosine kinase inhibitor targeting the ROS1 and NTRK oncogenic drivers of non-small cell lung cancer (NSCLC) and other advanced solid tumors. (link)

Environmental, Social & Governance (ESG)
As a leading biopharma company, we understand our responsibility extends well beyond the discovery, development, and delivery of innovative medicines. Our evolving Environmental, Social, and Governance (ESG) strategy builds on a legacy of comprehensive and global sustainability efforts. To learn more about our priorities and goals, please visit our latest ESG report.
•In September, the company issued our 2021 Global Inclusion and Diversity Report which outlines our strategy and the progress we have made toward our 2025 Inclusion & Diversity and Health Equity Commitments, among others. To learn more, please visit our latest Global Inclusion & Diversity Report.

Financial Guidance
Bristol Myers Squibb is adjusting its 2022 GAAP line-item guidance as follows:
Adjusting GAAP EPS guidance primarily due to the acquisition of Turning Point and reaffirming non-GAAP EPS guidance.

Key 2022 GAAP and non-GAAP line-item guidance assumptions are:

	U.S. GAAP		Non-GAAP
	July (Prior)	October (Revised)	July (Prior)	October (Revised)
Total Sales	~$46.0 billion	No change	~$46.0 billion	No change
Recent LOE Products[1]	~$10.0 billion or double-digit decline	No change	~$10.0 billion or double-digit decline	No change
Revlimid	$9.0-$9.5 billion	No change	$9.0-$9.5 billion	No change

In-line Products & New Product Portfolio	~$36.0 billion or Low double-digit increase	No change	~$36.0 billion or Low double-digit increase	No change
Gross Margin %	~78%	No change	~79%	No change
Operating Expenses[2]	Mid single-digit decline	No change	Low single-digit decline	No change
Tax Rate	~23%	~24%	~16.5%	No change
Diluted EPS[3]	$2.71-$3.01	$2.54-$2.84	$7.44-$7.74	No change

[1] Key LOE Products = Revlimid and Abraxane
[2] Operating Expenses = MS&A and R&D, excluding Acquired IPRD and Amortization of acquired intangible assets
[3] July guidance includes YTD net impact of ($0.24) from Acquired IPRD and licensing income; October guidance includes net impact of ($0.22) from Acquired IPRD and licensing income

The 2022 financial guidance excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified and impact of future Acquired IPRD charges. To the extent we have quantified the impact of significant R&D charges or other income resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights, we may update this information from time to time on our website www.bms.com, in the "Investors" section. GAAP and non-GAAP guidance assume current exchange rates. The 2022 non-GAAP EPS guidance is further explained under “Use of Non-GAAP Financial Information.” The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Conference Call Information
Bristol Myers Squibb will host a conference call tomorrow, Wednesday, October 26, 2022 at 8 a.m. ET during which company executives will review the quarterly financial results and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com.
Investors and the public can also access the live webcast by dialing in the U.S. toll free 888-330-2388 or international +1 240-789-2707, confirmation code: 24168. Dial-in participants can register for the conference call here and once registration is complete, will not require operator assistance to connect. Materials related to the call will be available at http://investor.bms.com prior to the start of the conference call.

A replay of the webcast will be available on http://investor.bms.com approximately three hours after the conference call concludes. A replay of the conference call will be available beginning at 11:30 a.m. ET on October 26 through 11:30 a.m. ET on November 9, 2022, by dialing in the U.S. toll free 800-770-2030 or international +1 647-362-9199, confirmation code: 24168.

About Bristol Myers Squibb
Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

Use of Non-GAAP Financial Information
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the non-GAAP financial measures presented portray the results of the company's baseline performance, supplement or enhance management, analysts and investors overall understanding of the company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods. In addition, non-GAAP gross margin, which is gross profit excluding certain specified items, as a percentage of revenues, non-GAAP operating expenses, which is marketing, selling and administrative and research and development expenses excluding certain specified items, non-GAAP marketing, selling and administrative expenses, which is marketing, selling and administrative expense excluding certain specified items, and non-GAAP research and development expenses, which is research and development expenses excluding certain specified items, are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by our management and make it easier for investors, analysts and peers to compare our operating performance to other companies in our industry and to compare our year-over-year results.

This earnings release and the accompanying tables also provide certain revenues and expenses as well as non-GAAP measures excluding the impact of foreign exchange. We calculate foreign exchange impacts by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results.

Non-GAAP financial measures such as non-GAAP earnings and related EPS information are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded from non-GAAP earnings and related EPS information because the company believes they neither relate to the ordinary course of the company’s business nor reflect the company’s underlying business performance. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods, including amortization of acquired intangible assets, including product rights that generate a significant portion of our ongoing revenue and will recur until the intangible assets are fully amortized, unwind of inventory purchase price adjustments, acquisition and integration expenses, restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, divestiture gains or losses, stock compensation resulting from acquisition-related equity awards, pension, legal and other contractual settlement charges, equity investment and contingent value rights fair value adjustments (including fair value adjustments attributed to limited partnership equity method investments) and amortization of fair value adjustments of debt acquired from Celgene in our 2019 exchange offer, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates.

Beginning with the first quarter of 2022, significant R&D charges or other income resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights are no longer excluded from our non-GAAP financial measures. We made these changes to our presentation of non-GAAP financial measures following comments from and discussions with the U.S. Securities and Exchange Commission. For purposes of comparability, the non-GAAP financial measures for the prior periods have been updated to reflect this change.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related financial measures presented in the press release that are prepared in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of the non-GAAP financial measures to the most comparable GAAP measures are provided in the accompanying financial tables and will also be available on the company’s website at www.bms.com. Within the attached financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

Also note that a reconciliation of forward-looking non-GAAP gross margin, non-GAAP operating expenses and non-GAAP tax rate is not provided because comparable GAAP measures for such measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliation. Namely, we are not able to reliably predict the impact of specified items or currency exchange rates beyond the next twelve months. In addition, the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of the specified items may have a significant and unpredictable impact on our future GAAP results.

Website Information
We routinely post important information for investors on our website, BMS.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. We may also use social media channels to communicate with our investors and the public about our company, our products and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements
This earnings release and the related attachments (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, statements relating to goals, plans and projections regarding the company’s current and projected financial position, results of operations, market position, product development, share repurchase program, business strategy and the acquisition of Turning Point by the company. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. These statements are likely to relate to, among other things, the company’s ability to execute successfully its strategic plans, including its business development strategy and capital allocation strategy, planned product launches and updates, expectations relating to its pipeline and in relation to its ability to realize the projected benefits of the Celgene acquisition and the MyoKardia acquisition, the full extent of the impact of the COVID-19 pandemic on the company’s operations and the development and commercialization of its products, potential laws and regulations to lower drug costs, market actions taken by private and government payers to manage drug utilization and contain costs, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the impact and the result of governmental investigations. No forward-looking statement can be guaranteed, including that the company’s future clinical studies will support the data described in this release, product candidates will receive necessary clinical and manufacturing regulatory approvals, pipeline products will prove to be commercially successful, clinical and manufacturing regulatory approvals will be sought or obtained within currently expected timeframes, or that contractual milestones will be achieved.

Forward-looking statements are based on current expectations and projections about the company’s future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond the company’s control and could cause the company’s future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Such risks, uncertainties and other matters include, but are not limited to: increasing pricing pressures from market access, pharmaceutical pricing controls and discounting; changes to tax and importation laws and other restrictions in the United States, the European Union and other regions around the world that result in lower prices, lower reimbursement rates and smaller populations for whom payers will reimburse; changes under the 340B Drug Pricing Program; challenges inherent in new product development, including obtaining and maintaining regulatory approval; the company’s ability to obtain and protect market exclusivity rights and enforce patents and other intellectual property rights; the possibility of difficulties and delays in product introduction and commercialization; the risk of certain novel approaches to disease treatment (such as CAR T therapy); industry competition from other manufacturers; potential difficulties, delays and disruptions in manufacturing, distribution or sale of products, including without limitation, interruptions caused by damage to the company’s and the company’s suppliers’ manufacturing sites; the impact of integrating the company’s and Celgene’s business and operations, including with respect to human capital management, portfolio rationalization, finance and accounting systems, sales operations and product distribution, pricing systems and methodologies, data security systems, compliance programs and internal controls processes; the risk of an adverse patent litigation decision or settlement and exposure to other litigation and/or regulatory actions; the impact of any healthcare reform and legislation or regulatory action in the United States and international markets; increasing market penetration of lower-priced generic products; the failure of the company’s suppliers, vendors, outsourcing partners, alliance partners and other third parties to meet their contractual, regulatory and other obligations; regulatory decisions impacting labeling, manufacturing processes and/or other matters; the impact on the company’s competitive position from counterfeit or unregistered versions of its products or stolen products; the adverse impact of cyber-attacks on the company’s information systems or products, including unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; the company’s ability to execute its financial, strategic and operational plans; the company’s ability to identify potential strategic acquisitions, licensing opportunities or other beneficial transactions; the company’s dependency on several key products; any decline in the company’s future royalty streams; the company’s ability to effectively manage acquisitions, divestitures, alliances and other portfolio actions and to successfully realize the expected benefits of such actions; the company’s ability to attract and retain key personnel; the impact of the company’s significant additional indebtedness that it incurred in connection with the Celgene acquisition and the MyoKardia acquisition; political and financial instability of international economies and sovereign risk including as a result of the Russian Federation-Ukraine conflict; interest rate and currency exchange rate fluctuations, credit and foreign exchange risk management; the impact of adverse outcomes in lawsuits, claims, proceedings and government investigations; the impact of our exclusive forum provision in our by-laws for certain lawsuits on our stockholders’ ability to obtain a judicial forum that it finds favorable for such lawsuits; issuance of new or revised accounting standards; and risks relating to public health outbreaks, epidemics and pandemics, including the impact of the COVID-19 pandemic on the company’s operations. In addition, the financial guidance provided in this release relies on assumptions about the duration and severity of the COVID-19 pandemic, timing of the return to a more stable business environment, patient and physician behaviors, buying patterns and clinical trial activities, which may prove to be incorrect.

Forward-looking statements in this earnings release should be evaluated together with the many risks and uncertainties that affect the company’s business and market, particularly those identified in the cautionary statement and risk factors discussion in the company’s Annual Report on Form 10-K for the year ended December 31, 2021, as updated by the company’s subsequent Quarterly

Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues(c)
	2022	2021	% Change	2022	2021	% Change
In-Line Products
Eliquis	$2,655	$2,413	10%	$1,729	$1,315	31%
Opdivo	2,047	1,905	7%	1,243	1,062	17%
Pomalyst/Imnovid	886	851	4%	640	586	9%
Orencia	883	870	1%	682	644	6%
Sprycel	560	551	2%	402	346	16%
Yervoy	523	515	2%	322	313	3%
Empliciti	73	82	(11)%	47	48	(2)%
Mature and other products(a)	441	480	(8)%	144	152	(5)%
Total In-Line Products	8,068	7,667	5%	5,209	4,466	17%
New Product Portfolio
Reblozyl	190	160	19%	156	147	6%
Abecma	107	71	51%	75	67	12%
Zeposia	69	40	73%	50	32	56%
Breyanzi	44	30	47%	35	29	21%
Inrebic	21	22	(5)%	17	20	(15)%
Onureg	32	21	52%	24	21	14%
Opdualag	84	—	N/A	84	—	N/A
Camzyos	5	—	N/A	5	—	N/A
Sotyktu	1	—	N/A	1	—	N/A
Total New Product Portfolio	553	344	61%	447	316	41%
Total In-Line and New Product Portfolio	8,621	8,011	8%	5,656	4,782	18%
Recent LOE Products(b)
Revlimid	2,420	3,347	(28)%	2,170	2,303	(6)%
Abraxane	177	266	(33)%	115	211	(45)%
Total Recent LOE Products	2,597	3,613	(28)%	2,285	2,514	(9)%

Total Revenues	$11,218	$11,624	(3)%	$7,941	$7,296	9%
(a)    Includes over-the-counter (OTC) products, royalty revenue and mature products.
(b)    Recent LOE Products includes products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues(c)
	2022	2021	% Change	2022	2021	% Change
In-Line Products
Eliquis	$9,101	$8,091	12%	$6,068	$4,960	22%
Opdivo	6,033	5,535	9%	3,547	3,082	15%
Pomalyst/Imnovid	2,620	2,478	6%	1,813	1,665	9%
Orencia	2,551	2,442	4%	1,928	1,773	9%
Sprycel	1,587	1,562	2%	1,079	946	14%
Yervoy	1,563	1,481	6%	959	935	3%
Empliciti	225	253	(11)%	141	150	(6)%
Mature and other products(a)	1,338	1,459	(8)%	424	434	(2)%
Total In-Line Products	25,018	23,301	7%	15,959	13,945	14%
New Product Portfolio
Reblozyl	518	400	30%	434	355	22%
Abecma	263	95	**	203	91	**
Zeposia	171	86	99%	119	65	83%
Breyanzi	127	47	**	109	46	**
Inrebic	62	54	15%	52	50	4%
Onureg	87	48	81%	68	47	45%
Opdualag	148	—	N/A	148	—	N/A
Camzyos	8	—	N/A	8	—	N/A
Sotyktu	1	—	N/A	1	—	N/A
Total New Product Portfolio	1,385	730	90%	1,142	654	75%
Total In-Line and New Product Portfolio	26,403	24,031	10%	17,101	14,599	17%
Recent LOE Products(b)
Revlimid	7,718	9,493	(19)%	6,338	6,425	(1)%
Abraxane	632	876	(28)%	464	670	(31)%
Total Recent LOE Products	8,350	10,369	(19)%	6,802	7,095	(4)%

Total Revenues	$34,753	$34,400	1%	$23,903	$21,694	10%
**    In excess of +/- 100%
(a)    Includes over-the-counter (OTC) products, royalty revenue and mature products.
(b)    Recent LOE Products includes products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net product sales	$10,813	$11,243	$33,606	$33,446
Alliance and other revenues	405	381	1,147	954
Total Revenues	11,218	11,624	34,753	34,400

Cost of products sold(a)	2,353	2,291	7,544	7,584
Marketing, selling and administrative	1,930	1,788	5,548	5,336
Research and development(b)	2,418	2,980	6,999	7,677
Acquired IPRD(b)	30	271	763	1,070
Amortization of acquired intangible assets	2,418	2,546	7,252	7,606
Other (income)/expense, net	(140)	(409)	793	(1,113)
Total Expenses	9,009	9,467	28,899	28,160

Earnings Before Income Taxes	2,209	2,157	5,854	6,240
Provision for Income Taxes	601	605	1,534	1,598
Net Earnings	1,608	1,552	4,320	4,642
Noncontrolling Interest	2	6	15	20
Net Earnings Attributable to BMS	$1,606	$1,546	$4,305	$4,622

Weighted-Average Common Shares Outstanding:
Basic	2,133	2,219	2,137	2,227
Diluted	2,148	2,243	2,154	2,253

Earnings per Common Share:
Basic	$0.75	$0.70	$2.01	$2.08
Diluted	0.75	0.69	2.00	2.05

Other (income)/expense, net
Interest expense(c)	$299	$328	$938	$1,011
Royalties and licensing income	(579)	(425)	(1,564)	(1,197)
Equity investment losses/(income)	14	(465)	966	(1,214)
Integration expenses	114	141	343	434
Contingent consideration	—	—	1	(510)
Loss on debt redemption	—	—	266	281
Provision for restructuring	17	27	60	150
Litigation and other settlements	44	13	32	49
Divestiture losses/(gains)	—	2	(211)	(9)
Other	(49)	(30)	(38)	(108)
Other (income)/expense, net	$(140)	$(409)	$793	$(1,113)
(a)    Excludes amortization of acquired intangible assets.
(b)    Research and development charges resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights have been reclassified to the Acquired IPRD line item beginning with the first quarter of 2022. Prior period results have been revised for comparability.
(c)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021
(Unaudited, dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021(a)	2022	2021(a)
Inventory purchase price accounting adjustments	$86	$97	$240	$264
Intangible asset impairment	—	—	—	315
Site exit and other costs	—	—	43	24
Cost of products sold	86	97	283	603

Employee compensation charges	73	—	73	1
Site exit and other costs	—	1	6	—
Marketing, selling and administrative	73	1	79	1

IPRD impairments	58	610	98	840
Inventory purchase price accounting adjustments	22	1	130	1
Employee compensation charges	80	—	80	1
Site exit and other costs	—	1	—	1
Research and development	160	612	308	843

Amortization of acquired intangible assets	2,418	2,546	7,252	7,606

Interest expense(b)	(18)	(29)	(66)	(91)
Equity investment losses/(income)	12	(465)	962	(1,227)
Integration expenses	114	141	343	434
Contingent consideration	—	—	—	(510)
Loss on debt redemption	—	—	266	281
Provision for restructuring	17	27	60	150
Litigation and other settlements	36	—	(4)	—
Divestiture losses/(gains)	—	2	(211)	(9)
Other	28	—	70	—
Other (income)/expense, net	189	(324)	1,420	(972)

Increase to pretax income	2,926	2,932	9,342	8,081

Income taxes on items above	(268)	(137)	(987)	(732)

Increase to net earnings	$2,658	$2,795	$8,355	$7,349
(a)    Revised to exclude significant R&D charges or other income resulting from up-front and contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights (including related income tax impacts).
(b)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended September 30, 2022			Nine Months Ended September 30, 2022
	GAAP	Specified Items(a)	Non-GAAP	GAAP	Specified Items(a)	Non-GAAP
Gross Profit	$8,865	$86	$8,951	$27,209	$283	$27,492
Marketing, selling and administrative	1,930	(73)	1,857	5,548	(79)	5,469
Research and development	2,418	(160)	2,258	6,999	(308)	6,691
Amortization of acquired intangible assets	2,418	(2,418)	—	7,252	(7,252)	—
Other (income)/expense, net	(140)	(189)	(329)	793	(1,420)	(627)
Earnings Before Income Taxes	2,209	2,926	5,135	5,854	9,342	15,196
Provision for Income Taxes	601	268	869	1,534	987	2,521
Net Earnings Attributable to BMS used for Diluted EPS Calculation	$1,606	$2,658	$4,264	$4,305	$8,355	$12,660

Weighted-Average Common Shares Outstanding - Diluted	2,148	2,148	2,148	2,154	2,154	2,154
Diluted Earnings Per Share	$0.75	$1.24	$1.99	$2.00	$3.88	$5.88

Effective Tax Rate	27.2%	(10.3)%	16.9%	26.2%	(9.6)%	16.6%

	Three Months Ended September 30, 2021			Nine Months Ended September 30, 2021
	GAAP	Specified Items(a)	Non-GAAP	GAAP	Specified Items(a)	Non-GAAP
Gross Profit	$9,333	$97	$9,430	$26,816	$603	$27,419
Marketing, selling and administrative	1,788	(1)	1,787	5,336	(1)	5,335
Research and development	2,980	(612)	2,368	7,677	(843)	6,834
Amortization of acquired intangible assets	2,546	(2,546)	—	7,606	(7,606)	—
Other (income)/expense, net	(409)	324	(85)	(1,113)	972	(141)
Earnings Before Income Taxes	2,157	2,932	5,089	6,240	8,081	14,321
Provision for Income Taxes	605	137	742	1,598	732	2,330

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$1,546	$2,795	$4,341	$4,622	$7,349	$11,971

Weighted-Average Common Shares Outstanding - Diluted	2,243	2,243	2,243	2,253	2,253	2,253
Diluted Earnings Per Share	$0.69	$1.24	$1.93	$2.05	$3.26	$5.31

Effective Tax Rate	28.0%	(13.4)%	14.6%	25.6%	(9.3)%	16.3%
(a)    Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
NET DEBT CALCULATION
AS OF SEPTEMBER 30, 2022 AND DECEMBER 31, 2021
(Unaudited, dollars in millions)

	September 30, 2022	December 31, 2021
Cash and cash equivalents	$7,734	$13,979
Marketable debt securities - current	1,293	2,987
Cash, cash equivalents and marketable debt securities	9,027	16,966
Short-term debt obligations	(2,132)	(4,948)
Long-term debt	(36,966)	(39,605)
Net debt position	$(30,071)	$(27,587)

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